 Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Second Quarter and Year-to-Date Fiscal 2021 Financial Results

•        The Company generated net sales of $39.8 million for the second quarter

•        Net income was $3.4 million in the second quarter compared to $0.3 million in the same quarter of 2020

•        Backlog stood at $53.2 million on July 31, 2021 compared to $52.6 million on January 31, 2021

NILES, IL, September 8, 2021 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the second quarter ended July 31, 2021.

“Second quarter revenues of $39.8 million represent a significant increase above the revenues of $20.4 million achieved in the same quarter last year. Similarly, pre-tax income from operations of $4.3 million is significantly greater than the $0.2 million earned in the same quarter of 2020.  If we exclude the impact of COVID-19 related government assistance, pre-tax income from operations improved $7.5 million over the same quarter of 2020 and $9.2 million for the year-to-date versus the same period last year," noted President and CEO David Mansfield.

"As I stated in our last Earnings Release, the adverse business conditions arising as a result of the pandemic began to ease during the latter part of the first quarter. This continued through the second quarter, and we were able to begin the execution of some delayed projects. Further confirming the commencement of a recovery from the previously depressed conditions, almost all business units showed quarter over quarter growth. Overall, revenues increased 63%, or $15.4 million, over those achieved in the first quarter, and pre-tax income increased by almost $5 million.

"Steps taken earlier this year to enhance liquidity included the sale and lease back of our property in Lebanon, Tennessee. This provided capital to allow us to continue to move forward with investment plans that we had delayed as an act of prudence over any risk to working capital available to us in the future. With the recent recovery in our earnings, we are now in a much more secure position in this regard and we will continue to move forward with our growth plans.

"Our backlog currently stands at $53.2 million, which reflects a small increase from the backlog at January 31, 2021. In addition to the growth in revenue during the quarter and year-to-date, new awards have also continued at higher levels, allowing us to maintain our backlog at a similar level to that at the beginning of the year.

"While we continue to be faced with dealing with the adverse impact of the pandemic, including the challenges it has presented within the supply chains, it is nevertheless encouraging to have more confidence that we are emerging from the worst of its impact on our business,” Mr. Mansfield concluded.

Second Quarter Fiscal 2021 Results

Net sales were $39.8 million in the current quarter, an increase of $19.4 million, or 95%, from $20.4 million in the prior year quarter. The increase was a result of increased sales volumes in both North America and the Middle East due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line.

Gross profit increased to $10.7 million, or 27% of net sales, in the current quarter from $2.4 million, or 12% of net sales, in the prior year quarter. This increase was driven by higher sales volumes and project mix.

General and administrative expenses increased $1.1 million, or 25%, from the prior year quarter. This increase was driven by personnel related expense increases corresponding to the business activity increases during the period.

Selling expenses decreased to $1.1 million in the current quarter, compared to $1.3 million in the prior year quarter due primarily to organizational changes in the roles of certain corporate employees.

Net interest expense increased to $0.3 million in the current quarter from $0.1 million in the prior year quarter. This increase was primarily related to the sale leaseback transaction for our operating facility in Tennessee entered into in April 2021.

Other income, net decreased to an income of $0.5 million in the current quarter, compared to income of $3.7 million in the prior year quarter. This decrease was a result of income recorded in the prior year quarter for funds received under the PPP program of $3.2 million.

Income from operations before income taxes increased by $4.1 million to $4.3 million in the current quarter from $0.2 million in the prior year quarter. The increase was a result of increased sales volumes in both North America and the Middle East due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line.

The Company's worldwide effective tax rates ("ETR") were 20.1% and (56.8%) in the current quarter and the prior year quarter, respectively. The change in the ETR from the prior year quarter to the current year quarter is largely due to changes in the mix of income and loss in various jurisdictions.

The resulting net income of $3.4 million in the current quarter was an improvement of $3.1 million over the $0.3 million in the prior year quarter. The increase was a result of increased sales volumes in both North America and the Middle East due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line.

Year-to-Date July 31, 2021 Results

Net sales were $64.2 million in the current year-to-date, an increase of $21.1 million, or 49%%, from $43.1 million in the prior year year-to-date. The increase was a result of increased sales volumes in both North America and the Middle East due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line.

Gross profit increased to $15.2 million, or 24% of net sales, in the current year-to-date from $5.8 million, or 14% of net sales, in the prior year year-to-date. This increase was driven by higher sales volumes and project mix.

General and administrative expenses were $10.0 million in the current year-to-date, an increase of $1.2 million, or 14%, from $8.8 million in the prior year year-to-date. This increase was driven by personnel related expense increases corresponding to the business activity increases during the period.

Selling expenses decreased to $2.1 million in the current year-to-date, compared to $3.0 million in the prior year year-to-date due to organizational changes in the roles of certain corporate employees as well as the continued effects of cost reduction strategies implemented during the COVID-19 pandemic.

Net interest expense remained relatively consistent, increasing slightly from $0.3 million in the prior year year-to-date to $0.4 million in the current year-to-date. This increase is primarily related to the sale leaseback transaction for our operating facility in Tennessee entered into in April 2021.

Other income, net decreased to $0.9 million in the current year-to-date, compared to $3.7 million in the prior year year-to-date. This decrease was a result of income recorded in the prior year quarter for funds received under the PPP program of $3.2 million, offset by funds received under the CEWS and CERS programs in Canada.

Income/(loss) from operations before income taxes increased by $6.2 million to income of $3.6 million in the current year-to-date from a loss of ($2.6 million) in the prior year year-to-date. The increase was a result of increased sales volumes in both North America and the Middle East due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line.

The Company's worldwide ETR's were 28.5% and 12.3% in the current year-to-date and the prior year year-to-date, respectively. The change in the ETR from the prior year quarter to the current year quarter was largely due to changes in the mix of income and loss in various jurisdictions.

The resulting net income of $2.6 million in the current year-to-date was an improvement of approximately $4.9 million over the net loss of ($2.3 million) in the prior year year-to-date. The increase was a result of increased sales volumes in both North America and the Middle East due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line.

Percentages set forth above in this press release have been rounded to the nearest percentage point and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at thirteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus ("COVID-19") on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (vi) the impact of global economic weakness and volatility; (vii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (viii) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (ix) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (x) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xi) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xiii) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xiv) reductions or cancellations of orders included in the Company’s backlog; (xv) the Company's ability to collect an account receivable related to a project in the Middle East; (xvi) risks and uncertainties related to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the Company’s ability to interpret changes in tax regulations and legislation; (xx) the Company's ability to use its net operating loss carryforwards; (xxi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xxii) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xxiii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended July 31, 2021 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Net sales	$39,804	$20,364	$64,227	$43,106
Cost of sales	29,061	18,000	48,979	37,275
Gross profit	10,743	2,364	15,248	5,831

Operating expenses
General and administrative expenses	5,602	4,488	10,008	8,792
Selling expenses	1,053	1,331	2,094	2,978
Total operating expenses	6,655	5,819	12,102	11,770

Income/(loss) from operations	4,088	(3,455)	3,146	(5,939)

Interest expense, net	268	118	446	304
Other income, net	457	3,739	899	3,674
Income/(loss) from operations before income taxes	4,277	166	3,599	(2,569)

Income tax expense/(benefit)	861	(101)	1,026	(315)

Net income/(loss)	$3,416	$267	$2,573	$(2,254)

Weighted average common shares outstanding
Basic	8,151	8,126	8,158	8,087
Diluted	8,321	8,278	8,290	8,087

Earnings/(loss) per share
Basic	0.42	0.03	0.32	(0.28)
Diluted	0.41	0.03	0.31	(0.28)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	July 31, 2021	January 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,509	$7,174
Restricted cash	1,217	1,201
Trade accounts receivable, less allowance for doubtful accounts of $497 at July 31, 2021 and $474 at January 31, 2021	43,699	25,226
Inventories, net	14,603	12,157
Prepaid expenses and other current assets	9,125	4,110
Costs and estimated earnings in excess of billings on uncompleted contracts	1,713	4,007
Total current assets	75,866	53,875
Property, plant and equipment, net of accumulated depreciation	25,626	26,897
Other assets
Operating lease right-of-use asset	11,848	13,384
Deferred tax assets	879	823
Goodwill	2,388	2,332
Other assets	5,078	5,380
Total other assets	20,193	21,919
Total assets	$121,685	$102,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$16,735	$10,365
Accrued compensation and payroll taxes	1,875	1,448
Commissions and management incentives payable	1,116	218
Revolving line - North America	3	2,826
Current maturities of long-term debt	3,177	3,941
Customers' deposits	2,774	2,088
Outside commission liability	2,357	1,431
Operating lease liability short-term	1,367	1,402
Other accrued liabilities	4,279	2,616
Billings in excess of costs and estimated earnings on uncompleted contracts	1,781	762
Income taxes payable	1,470	1,155
Total current liabilities	36,934	28,252
Long-term liabilities
Long-term debt, less current maturities	5,444	6,268
Long-term finance obligation	9,371	-
Deferred compensation liabilities	4,167	4,120
Deferred tax liabilities	1,057	914
Operating lease liability long-term	11,890	13,174
Other long-term liabilities	753	650
Total long-term liabilities	$32,682	$25,126
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,144 issued and outstanding at July 31, 2021 and 8,165 issued and outstanding at January 31, 2021	81	82
Additional paid-in capital	61,169	60,875
Accumulated deficit	(5,784)	(8,357)
Accumulated other comprehensive loss	(3,397)	(3,287)
Total stockholders' equity	52,069	49,313
Total liabilities and stockholders' equity	$121,685	$102,691